EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31

	2002	2001

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,208	$20,236
Accounts receivable, net	4,169	5,710
Receivables from sales representatives	2,932	709
Receivables from related party sales representatives	—	2,900
Inventory of paper	545	856
Prepaid expenses and other current assets	1,147	1,122

Total Current Assets	46,001	31,533

Property and equipment, net	14,110	19,058
Intangible assets, net	—	3
Long term investments	100	100
Bonds held to maturity, at amortized cost	1,358	1,709
Other assets	1,081	1,199

Total Assets	$62,650	$53,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,284	$3,625
Deferred income and customer prepayments	18,259	17,122
Accrued liabilities	5,361	5,127
Income taxes payable	368	164

Total Current Liabilities	28,272	26,038

Liabilities for incentive and bonus plans	1,025	1,434
Amount due to parent company	11,404	11,404
Minority interest	2,823	2,515
Deferred tax liability	604	610

Total Liabilities	44,128	42,001

Shareholders’ equity:
Ordinary shares, US$0.01 par value; 50,000,000 shares authorized; 26,308,949 (2001: 26,303,949) shares issued and outstanding	263	263
Additional paid in capital	80,486	80,196
Retained deficit	(57,680)	(61,987)
Less : Unearned compensation	(4,547)	(6,871)

Total shareholders’ equity	18,522	11,601

Total liabilities and shareholders’ equity	$62,650	$53,602

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Year ended
	December 31		December 31

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online services	$12,607	$13,503	$51,268	$55,468
Other media services	9,443	9,675	35,587	39,010
Miscellaneous	154	208	631	807

	22,204	23,386	87,486	95,285
Operating Expenses:
Sales	7,359	7,750	29,592	32,047
Circulation	2,840	2,874	11,581	11,757
General and administrative	7,780	7,643	29,785	33,726
Online services development	1,293	1,404	5,378	8,393
Non-cash compensation expense (Note 1)	565	536	2,564	2,501
Amortization of intangibles/Software development cost	1,025	869	3,740	3,476

Total Operating Expenses	20,862	21,076	82,640	91,900

Income/(Loss) from Operations	1,342	2,310	4,846	3,385

Interest expense	—	(8)	—	(172)
Interest income	209	63	439	357
Foreign exchange gains (losses), net	(7)	(52)	50	(470)
Write-down of investment	—	—	—	(1,150)

Income/(Loss) before Income Taxes	1,544	2,313	5,335	1,950
Income Tax Provision	(123)	(281)	(720)	(1,143)

Net Income/(Loss) before minority interest	$1,421	$2,032	$4,615	$807

Equity in income of affiliate	$—	$—	$—	$51
Minority interest	$(140)	$(43)	$(308)	$(83)

Net Income/(Loss)	$1,281	$1,989	$4,307	$775

Retained earnings/(deficit) brought forward			$(61,987)	$(62,762)

Retained earnings/(deficit) carried forward			(57,680)	$(61,987)

Basic and diluted net income/(loss) per share	$0.05	$0.08	$0.16	$0.03

Share used in basic and diluted net income per share calculations	26,308,949	26,303,949	26,308,154	26,303,949

Notes :	1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended December 31		Year ended December 31

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$229	$127	$623	$381
Circulation	21	38	238	87
General and administrative	218	310	1,179	1,546
Online services development	97	61	524	487

	$565	$536	$2,564	$2,501

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31

	2002	2001

	(Unaudited)
Cash flows from operating activities:
Net income/(Loss)	$4,307	$775
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,989	8,934
(Profit)/Loss on sale of property and equipment	(1)	34
Accretion of U.S. Treasury strips zero % coupons	(99)	(122)
Bad debt expense	670	765
Non-cash compensation expense	2,564	2,501
Write-down of investment	—	1,150
Income attributable to minority shareholder	308	83
Equity in income of affiliate	—	(51)
Property and equipment written off	153	108

	16,891	14,177
Changes in assets and liabilities:
Accounts receivables	871	1,328
Receivables from sales representatives	(2,223)	(153)
Receivables from related party sales representatives	2,900	538
Inventory of paper	311	357
Prepaid expenses and other current assets	(25)	646
Long term assets	118	147
Accounts payable	659	(1,911)
Accrued liabilities and liabilities for incentive and bonus plans	(175)	(1,061)
Deferred income and customer prepayments	1,137	1,234
Tax liability	198	162

Net cash provided by operating activities	20,662	15,464

Cash flows from investing activities:
Purchase of property and equipment	(4,193)	(4,874)
Proceeds from sales of property and equipment	3	315
Proceeds from matured bonds	450	440

Net cash used for investing activities	(3,740)	(4,119)

Cash flows from financing activities:
Repayment of short-term borrowings	—	(4,000)
Amount received towards directors stock option plan	50	164

Net cash generated (used for) from financing activities	50	(3,836)

Net increase in cash and cash equivalents	16,972	7,509
Cash and cash equivalents, beginning of the year	20,236	12,727

Cash and cash equivalents, end of the Year	37,208	20,236

Supplemental cash flow disclosures:
Income tax paid	$522	$981
Interest paid	—	172